September 28, 2009

Meyers Capital Investments Trust 2695 Sandover Road Columbus, OH 43220

Gentlemen:

Re:  Meyers Capital Investments Trust, File Nos. 333-149195 and 811-22180

Dear Sir/ Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Meyers Capital Investments Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/S/ THOMPSON HINE LLP

THOMPSON HINE LLP

JMS

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